Exhibit 99.1

FOR IMMEDIATE RELEASE	November 6, 2008
Media Contact: Joe Salkowski, (520) 884-3625	Page 1 of 6
Financial Analyst Contact: Jo Smith, (520) 884-3650
UNISOURCE ENERGY REPORTS NET LOSS FOR THIRD QUARTER
Tucson, Ariz. — UniSource Energy Corp. (NYSE: UNS) today reported a net loss for the third quarter of 2008 of $11 million, or $0.31 per diluted share of common stock, compared with last year’s third quarter net income of $25 million, or $0.66 per diluted share. For the nine months ended September 30, 2008, UniSource Energy reported a net loss of $9 million, or $0.25 per diluted share of common stock, compared with net income of $42 million, or $1.13 per diluted share in the same period of 2007.
The decline was due in large part to the deferral of $30 million in revenue collected in the third quarter by Tucson Electric Power (TEP), UniSource Energy’s principal subsidiary, as part of its pending rate case. Other factors in the year-over-year decline included higher fuel and purchased power costs, power plant outages, higher plant maintenance expenses, a provision for the settlement of fuel-related costs, unrealized losses on gas hedges, lower sales of SO2 emission allowances and higher market power prices.
“A number of factors unrelated to UniSource Energy’s long-term prospects combined to drag down our results during the third quarter,” said James S. Pignatelli, UniSource Energy’s Chairman, President and Chief Executive Officer. “The proposed settlement of TEP’s rate case will provide the company with a solid foundation for the future.”
Last week, an administrative law judge (ALJ) recommended approval of a settlement agreement that would grant TEP a 6-percent base rate increase plus a new charge to recover fuel and purchased power costs. Based on current market prices, the charge for fuel and purchased power costs could increase average residential customers’ bills by another 3 to 4 percent. The proposed settlement agreement would provide TEP with its first base rate increase since 1996 as well as a forward-looking Purchased Power and Fuel Adjustment Clause (PPFAC). The administrative law judge recommended that the new rates take effect Dec. 1, 2008. The Arizona Corporation Commission (ACC) is expected to rule on the proposal later this month.
The ACC also will determine the final disposition of an estimated $59 million TEP expects to collect through November through a component in its long-frozen retail rates. TEP will defer that revenue — which includes $44 million collected during the first nine months of 2008 — until the ACC makes its ruling. The ALJ recommended that the ACC order TEP to refund these revenues to customers though the PPFAC.
Other factors in the year-over-year decline in third quarter results include:
•	A $9 million provision for the settlement of legal claims brought by the coal supplier for Salt River Project’s Navajo Generating Station, where TEP owns an interest in three units.
•	A $7 million increase in unrealized losses on gas hedges.
•	A $6 million increase in generating plant maintenance expenses, due primarily to non-recurring projects at TEP’s Springerville Generating Station (SGS) and PNM’s San Juan Generating Station, where TEP owns an interest in two units.
•	An estimated $2 million in costs stemming from an unplanned outage at SGS Unit 1. The outage spanned 16 days from the end of September to October 10. The outage-related expenses include replacement power costs, lost energy sales opportunities and operations and maintenance costs to replace the unit’s turbine with an on-site spare. The total cost of the outage is estimated to be $5 million, $3 million of which will impact fourth quarter 2008 results.

•	A 30-percent year-over-year increase in the average cost of TEP’s purchased power due to higher market prices.
•	A 2-percent reduction in TEP’s retail energy sales due to milder summer weather and reduced energy consumption by residential and industrial customers.
“The slowing economy has dampened the growth of our utility customer base,” Pignatelli said. “Our outlook for long-term growth remains positive, though, and UniSource Energy remains well-positioned to weather this difficult financial climate.”
Neither UniSource Energy nor its subsidiaries have been materially impacted by ongoing challenges in the financial markets, and they do not have any large scheduled debt maturities until 2011. The companies have access to revolving credit facilities to meet their current operating, capital and financial needs, Pignatelli said.
UniSource Energy Services (UES), which provides gas and electric service in northern and southern Arizona through subsidiaries UNS Gas and UNS Electric, reported earnings of $1 million in the third quarters of 2008 and 2007.
Tucson Electric Power Co.
TEP reported a net loss for the third quarter of 2008 of $12 million, compared with net income of $26 million in the third quarter of 2007.
Factors affecting TEP’s third quarter 2008 results include:
•	A $5 million decrease in total operating revenue resulting from:
•	A $30 million deferral of revenues recovered through continued collection of an amount equal to the fixed Competitive Transition Charge (CTC), which terminated in May 2008. This revenue may be subject to refund or other potential uses to be determined by the ACC;
•	A $7 million decrease in retail revenues due to mild summer weather and a weakening local economy;
•	A $27 million increase in wholesale revenues due to increased short-term wholesale activity and related purchased power volumes and higher market prices for wholesale power; and
•	A $4 million increase in other revenues related to fees and reimbursements for fuel and operations and maintenance (O&M) costs related to SGS Units 3 and 4.
•	A $59 million increase in fuel and purchased power costs resulting from:
•	A $42 million increase in purchased power costs resulting from higher short-term wholesale sales activity and rising market prices for wholesale power; and
•	A $17 million increase in fuel costs due to higher coal-related expenses, including a $9 million provision for a settlement related to mining costs at Navajo, and a $7 million increase in unrealized losses on gas hedges.
Other factors impacting TEP’s third quarter 2008 net income include:
•	A $21 million increase in O&M expense resulting from a $6 million increase in generating plant maintenance, due primarily to non-recurring projects at the San Juan and SGS Generating Stations, O&M expenses for SGS Units 3 and 4 for which TEP receives reimbursement; a $3 million reduction in pre-tax gains on the sale of sulfur dioxide (SO2) emissions allowances, which offset O&M expenses; and general cost pressures resulting from inflation and other economic factors;

•	A $26 million decrease in amortization of the Transition Recovery Asset (TRA). The TRA was fully amortized in May 2008;
•	A $2 million increase in depreciation and amortization expense due to higher plant-in-service; and
•	A $4 million decrease in interest expense due to lower capital lease obligation balances.
UNS Gas
UNS Gas reported a net loss of $1 million in the third quarter of 2008, compared with a net loss of $2 million during the third quarter of 2007. Retail therm sales were flat compared with last year due to customer growth of less than 1% since September 2007. The financial results reflect the impact of a 4-percent base rate increase that took effect in December 2007. UNS Gas’ operating and capital expenditures continue to rise, though, and it is preparing to file a new request for higher rates.
UNS Electric
UNS Electric reported net income of $3 million for the third quarters of both 2008 and 2007. UNS Electric’s operations are seasonal in nature, with peak energy demand occurring in the summer months. Retail energy sales fell 2 percent compared with the third quarter or 2007 due to mild weather and a weakening local economy. UNS Electric’s third quarter results also reflect the impact of a 2.5-percent base rate increase that took effect June 1, 2008.
Net Income and Earnings per Share Summary

	3rd Quarter		Year-to-Date Sept. 30,
	2008	2007	2008	2007
Net Income	-Millions-		-Millions-
Tucson Electric Power	$(12.2)	$26.0	$(15.3)	$39.1
UNS Gas	$(1.3)	(2.3)	5.3	1.2
UNS Electric	2.5	2.8	3.7	4.7
Other (1)	—	(1.1)	(2.6)	(2.8)

Net Income	$(11.0)	$25.4	$(8.9)	$42.2

Avg. Basic Shares Outstanding (millions)	35.7	35.5	35.6	35.5

	3rd Quarter		Year-to-Date Sept. 30,
Earnings Per UniSource Energy Share	2008	2007	2008	2007
Tucson Electric Power	$(0.34)	$0.73	$(0.43)	$1.10
UNS Gas	(0.04)	(0.06)	0.15	0.03
UNS Electric	0.07	0.08	0.10	0.13
Other (1)	0.00	(0.03)	(0.07)	(0.07)

Net Income per Basic Share	$(0.31)	$0.72	$(0.25)	$1.19

Net Income per Diluted Share	$(0.31)	$0.66	$(0.25)	$1.13

(1)	Includes UniSource Energy on a stand-alone basis and results from UniSource Energy Development, Inc. and Millennium Energy Holdings, Inc., both wholly-owned subsidiaries of UniSource Energy.

UniSource Energy believes that the presentation of TEP, UNS Gas, UNS Electric and Other segment net income or loss on a per basic UniSource Energy share basis, which are non-GAAP financial measures, provides useful information to investors by disclosing the results of operations of its business segments on a basis consistent with UniSource Energy’s reported earnings.
2008 Outlook
UniSource Energy estimates consolidated cash flows from operations for the full-year 2008 will be approximately $280 million, which is within the range reported in the last three years.
In May 2008, UniSource Energy withdrew its previously issued earnings outlook for 2008 because it was unable to predict UniSource Energy’s 2008 full-year earnings within a reasonable range. Uncertainties exist regarding the final ACC resolution of the proposed settlement agreement between TEP and the ACC Staff including the treatment of “true-up” revenues collected after the expiration of the fixed CTC, the effective date of a possible rate increase, the possible one-time impact of reapplying the provisions of Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation for TEP’s generation assets and other issues related to the rate case.
Numerous other factors could affect UniSource Energy’s ability to reach the 2008 operating cash flows estimate, including but not limited to: regulatory decisions; market prices for power; unexpected increases in O&M expense; performance of TEP’s generating plants; resolution of pending litigation matters; weather; and pace and strength of the regional economy.
Conference Call and Webcast
UniSource Energy officials will discuss its third quarter 2008 financial results on Friday, November 7 beginning at 3 PM EST in a conference call that will be available live on the Internet. James S. Pignatelli, UniSource Energy Chairman, President and CEO, will host the call.
Internet Access
A live audio-only webcast of the conference call is available through a link at uns.com. A recording of the webcast will be available for 30 days through a link at uns.com.
Telephone Access
To listen to the live conference call, dial 877-582-0446 five to 10 minutes prior to the event and reference confirmation code 71317886. A telephone replay will be available for seven days starting November 7. To listen to the replay, dial 800-642-1687 and reference confirmation code 71317886.
UniSource Energy’s primary subsidiaries include Tucson Electric Power Company, which serves nearly 400,000 customers in southern Arizona; UniSource Energy Services, provider of natural gas and electric service for about 236,000 customers in northern and southern Arizona; and Millennium Energy Holdings, parent company of UniSource Energy’s unregulated energy businesses.
For more information about UniSource Energy and its subsidiaries, visit uns.com.
This news release contains forward-looking information that involves risks and uncertainties that include, but are not limited to: the outcome of regulatory proceedings; changes in accounting standards; regional economic and market conditions which could affect customer growth and the cost of fuel and power supplies; changes to long-term contracts; performance of TEP’s generating plants; the weather; changes in asset depreciable lives; changes related to the recognition of unbilled revenue; the cost of debt and equity capital; the ongoing restructuring of the electric industry; and other factors listed in UniSource Energy’s Form 10-K and 10-Q filings with the Securities and Exchange Commission. The preceding factors may cause future results to differ materially from outcomes currently expected by UniSource Energy.

UNISOURCE ENERGY 2008 RESULTS
UniSource Energy Corporation
Comparative Condensed Consolidated Statements of Income (Loss)

	Three Months Ended
(in thousands of dollars, except per share amounts)	September 30,		Increase / (Decrease)
(UNAUDITED)	2008	2007	Amount	Percent
Operating Revenues
Electric Retail Sales	$321,596	$320,238	$1,358	0.4
Provision for Rate Refunds	(29,517)	—	(29,517)	N/M

Net Electric Retail Sales	292,079	320,238	(28,159)	(8.8)
Electric Wholesale Sales	57,279	46,225	11,054	23.9
Gas Revenue	19,739	15,967	3,772	23.6
Other Revenues	18,755	15,774	2,981	18.9

Total Operating Revenues	387,852	398,204	(10,352)	(2.6)

Operating Expenses
Fuel	110,797	90,135	20,662	22.9
Purchased Energy	134,827	104,428	30,399	29.1
Other Operations and Maintenance	80,365	60,226	20,139	33.4
Depreciation and Amortization	36,762	34,513	2,249	6.5
Amortization of Transition Recovery Asset	0	25,739	(25,739)	N/M
Taxes Other Than Income Taxes	10,078	11,555	(1,477)	(12.8)

Total Operating Expenses	372,829	326,596	46,233	14.2

Operating Income	15,023	71,608	(56,585)	(79.0)

Other Income (Deductions)
Interest Income	2,520	3,756	(1,236)	(32.9)
Other Income	1,069	1,811	(742)	(41.0)
Other Expense	(2,837)	(2,291)	(546)	(23.8)

Total Other Income (Deductions)	752	3,276	(2,524)	(77.0)

Interest Expense
Long-Term Debt	18,182	18,468	(286)	(1.5)
Interest on Capital Leases	14,303	16,112	(1,809)	(11.2)
Other Interest Expense	(349)	1,355	(1,704)	N/M
Interest Capitalized	(1,304)	(2,199)	895	40.7

Total Interest Expense	30,832	33,736	(2,904)	(8.6)

Income (Loss) Before Income Taxes	(15,057)	41,148	(56,205)	N/M
Income Tax Expense (Benefit)	(4,018)	15,731	(19,749)	N/M

Net Income (Loss)	$(11,039)	$25,417	$(36,456)	N/M

Weighted-average Shares of Common Stock Outstanding (000)	35,677	35,514	163	0.5

Basic Earnings (Loss) per Share	$(0.31)	$0.72	$(1.03)	N/M

Diluted Earnings (Loss) per Share	$(0.31)	$0.66	$(0.97)	N/M

Dividends Declared per Share	$0.240	$0.225	$0.015	6.7

	Three Months Ended
Tucson Electric Power	September 30,		Increase / (Decrease)
Electric MWh Sales:	2008	2007	Amount	Percent
Retail Sales	2,966,047	3,037,187	(71,140)	(2.3)
Wholesale Sales	905,138	796,569	108,569	13.6

Total	3,871,185	3,833,756	37,429	1.0

N/M — Not Meaningful
Reclassifications have been made to prior periods to conform to the current period’s presentation.

UNISOURCE ENERGY 2008 RESULTS
UniSource Energy Corporation
Comparative Condensed Consolidated Statements of Income (Loss)

	Nine Months Ended
(in thousands of dollars, except per share amounts)	September 30,		Increase / (Decrease)
(UNAUDITED)	2008	2007	Amount	Percent
Operating Revenues
Electric Retail Sales	$768,433	$765,450	$2,983	0.4
Provision for Rate Refunds	(44,415)	—	(44,415)	N/M

Net Electric Retail Sales	724,018	765,450	(41,432)	(5.4)
Electric Wholesale Sales	187,104	139,515	47,589	34.1
Gas Revenue	114,786	100,927	13,859	13.7
Other Revenues	52,400	39,925	12,475	31.2

Total Operating Revenues	1,078,308	1,045,817	32,491	3.1

Operating Expenses
Fuel	253,067	223,423	29,644	13.3
Purchased Energy	356,703	271,464	85,239	31.4
Other Operations and Maintenance	226,016	194,346	31,670	16.3
Depreciation and Amortization	109,196	103,494	5,702	5.5
Amortization of Transition Recovery Asset	23,945	59,944	(35,999)	(60.1)
Taxes Other Than Income Taxes	35,198	36,208	(1,010)	(2.8)

Total Operating Expenses	1,004,125	888,879	115,246	13.0

Operating Income	74,183	156,938	(82,755)	(52.7)

Other Income (Deductions)
Interest Income	8,724	12,656	(3,932)	(31.1)
Other Income	6,267	7,455	(1,188)	(15.9)
Other Expense	(5,719)	(4,542)	(1,177)	(25.9)

Total Other Income (Deductions)	9,272	15,569	(6,297)	(40.4)

Interest Expense
Long-Term Debt	53,603	54,733	(1,130)	(2.1)
Interest on Capital Leases	42,969	48,390	(5,421)	(11.2)
Other Interest Expense	1,375	4,767	(3,392)	(71.2)
Interest Capitalized	(4,480)	(5,228)	748	14.3

Total Interest Expense	93,467	102,662	(9,195)	(9.0)

Income (Loss) Before Income Taxes	(10,012)	69,845	(79,857)	N/M
Income Tax Expense (Benefit)	(1,106)	27,678	(28,784)	N/M

Net Income (Loss)	$(8,906)	$42,167	$(51,073)	N/M

Weighted-average Shares of Common Stock Outstanding (000)	35,616	35,469	147	0.4

Basic Earnings (Loss) per Share	$(0.25)	$1.19	$(1.44)	N/M

Diluted Earnings (Loss) per Share	$(0.25)	$1.13	$(1.38)	N/M

Dividends Declared per Share	$0.720	$0.675	$0.045	6.7

	Nine Months Ended
Tucson Electric Power	September 30,		Increase / (Decrease)
Electric MWh Sales:	2008	2007	Amount	Percent
Retail Sales	7,396,161	7,497,021	(100,860)	(1.3)
Wholesale Sales	3,009,152	2,456,531	552,621	22.5

Total	10,405,313	9,953,552	451,761	4.5

N/M — Not Meaningful
Reclassifications have been made to prior periods to conform to the current period’s presentation.